Exhibit (a)(20)

DEUTSCHE GLOBAL/INTERNATIONAL FUND, INC.

ARTICLES OF AMENDMENT

CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(a)(2)

Deutsche Global/International Fund, Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to provide that the series of capital stock of the Corporation currently designated as (i) the “Deutsche Enhanced Emerging Markets Fixed Income Fund” series is hereby changed to and redesignated as the “Deutsche Emerging Markets Fixed Income Fund” series; and (ii) the “Deutsche Enhanced Global Bond Fund” series is hereby changed to and redesignated as the “Deutsche High Conviction Bond Fund” series.

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article FIRST of these Articles of Amendment are not changed by these Articles of Amendment.

THIRD: A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on July 12, 2017, adopted a resolution amending the Charter of the Corporation as described above. The amendment is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: These Articles of Amendment shall become effective on or about October 2, 2017.

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IN WITNESS WHEREOF, Deutsche Global/International Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 6th day of September, 2017; and its Vice President acknowledges that these Articles of Amendment are the act of Deutsche Global/International Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST	DEUTSCHE GLOBAL/INTERNATIONAL FUND, INC.

/s/Hepsen Uzcan	/s/John Millette
Hepsen Uzcan	John Millette
Assistant Secretary	Vice President